Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$695,208
Class B	$24,114
Class C	$36,850
Class F	$37,021
Total	$793,193
Class 529-A	$8,386
Class 529-B	$771
Class 529-C	$1,463
Class 529-E	$372
Class 529-F	$173
Class R-1	$378
Class R-2	$4,127
Class R-3	$7,637
Class R-4	$5,766
Class R-5	$9,451
Total	$38,524

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8000
Class B	$0.5374
Class C	$0.5205
Class F	$0.7755
Class 529-A	$0.7716
Class 529-B	$0.4796
Class 529-C	$0.4851
Class 529-E	$0.6578
Class 529-F	$0.7728
Class R-1	$0.5154
Class R-2	$0.5226
Class R-3	$0.6700
Class R-4	$0.7746
Class R-5	$0.8751

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,077,106
Class B	58,642
Class C	103,059
Class F	66,179
Total	1,304,986
Class 529-A	15,844
Class 529-B	2,208
Class 529-C	4,406
Class 529-E	803
Class 529-F	317
Class R-1	1,203
Class R-2	11,899
Class R-3	17,041
Class R-4	11,788
Class R-5	14,607
Total	80,116

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.99
Class B	$36.79
Class C	$36.69
Class F	$36.94
Class 529-A	$36.93
Class 529-B	$36.80
Class 529-C	$36.80
Class 529-E	$36.89
Class 529-F	$36.95
Class R-1	$36.78
Class R-2	$36.70
Class R-3	$36.83
Class R-4	$36.94
Class R-5	$37.01